Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Digital Music Group, Inc. on Form S-1 of our report dated September 26, 2005, with respect to the balance sheet of Digital Music Group, Inc. as of August 31, 2005 and the related statement of operations, shareholders’ equity and cash flows for the period from April 11, 2005 (inception) to August 31, 2005. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/    Perry-Smith LLP

Sacramento, California

September 29, 2005